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Exhibit 4.3

STOCK PURCHASE AGREEMENT

by and among

PRICESMART, INC.,

ISLAND FOOD AND DISTRIBUTORS, N.V.

and

NITHYANANDA ENT. LTD.

        This STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of June 24, 2002 by and among PriceSmart, Inc., a Delaware corporation ("PriceSmart"), Island Food and Distributors, N.V., an Aruba limited liability company ("PSMT Aruba"), and Nithyananda Ent. Ltd., an Nevis company ("NEL"). For purposes of this Agreement, each of PriceSmart and NEL are referred to as a "Party," and collectively, as the "Parties."

W I T N E S S E T H:

        WHEREAS, NEL desires to sell sixty thousand (60,000) shares (the "Purchased Shares") of capital stock, without nominal or par value, of PSMT Aruba, to PriceSmart and PriceSmart desires to purchase from NEL those shares by exchanging those shares for nine thousand three hundred fifty-three (9,353) shares of PriceSmart common stock, par value $0.0001 per share ("PriceSmart Common Stock"), on the terms and conditions set forth in this Agreement;

        WHEREAS, pursuant to the Shareholders' Agreement (the "Shareholders' Agreement") dated March 1, 2000 between PriceSmart and Ashok Ramchandani, an individual and predecessor-in-interest to NEL under the Shareholders' Agreement, NEL is obligated to make capital contributions to PSMT Aruba in exchange for the shares of capital stock of PSMT Aruba held by NEL;

        WHEREAS, NEL has made loans to PSMT Aruba in the aggregate principal amount of two hundred twenty thousand two hundred forty-four United Stated Dollars (USD$220,244) represented by promissory notes dated            and            made by PSMT Aruba in favor of NEL (collectively, the "NEL Notes");

        WHEREAS, for purposes of this Agreement, the NEL Notes will be canceled and the outstanding principal amount loaned by NEL to PSMT Aruba thereunder shall be considered a capital contribution by NEL to PSMT Aruba under the Shareholders' Agreement;

        WHEREAS, for the purposes of this Agreement, the Parties have agreed that the purchase price for the Purchased Shares shall be three hundred sixty-nine thousand four hundred forty-one United States Dollars (USD$369,441), which is equal to the agreed upon value of the Purchased Shares of one million six hundred ninety-three thousand two hundred eight United States Dollars (USD$1,693,208) less the capital contributions due from NEL under the Shareholders' Agreement of one million three hundred twenty-three thousand seven hundred sixty-seven United States Dollars (USD$1,323,767) after converting the outstanding principal amount under the NEL Notes to a capital contribution, and have agreed that payment of the purchase price for the Purchased Shares shall terminate NEL's obligations to make further capital contributions to PSMT Aruba under the Shareholders' Agreement;

        WHEREAS, for the purposes of this Agreement, the Parties have agreed to value the PriceSmart Common Stock at thirty-nine dollars and fifty cents United States Dollars (USD$39.50) per share;

        WHEREAS, for purposes of this Agreement, the Parties have agreed that PriceSmart shall have the right to purchase NEL's remaining twenty thousand (20,000) shares (the "Remaining Shares") of capital stock of PSMT Aruba at any time during the two-year period beginning May 25, 2004 and ending on May 25, 2006 (the "Option Period") for an initial purchase price on May 25, 2004 of six hundred seventy-seven thousand two hundred four United Stated Dollars (USD$677,284), which will increase thereafter at an annual, non-compounding rate of ten percent (10%), to be calculated upon the actual number of days elapsed through the date the purchase price for the Remaining Shares is received, with the method of final payment to be agreed upon by the Parties at a later date;

        WHEREAS, for purposes of this Agreement, the Parties have agreed that Ashok Ramchandani shall serve as Chairman of the Board of Directors of PSMT Aruba until the Remaining Shares have been purchased by PriceSmart; and

        WHEREAS, the Parties have agreed that PriceSmart and PSMT Aruba shall use their reasonable best efforts to obtain a release of the assets of an Aruba limited liability company N.V. Exploitatie Maatschappij "Reveillon Aruba" pledged as collateral for a loan from Caribbean Mercantile Bank NV ("CMB") to PSMT Aruba in the aggregate principal amount of seven hundred thousand United States Dollars (USD$700,000) (the "CMB Loan") as soon as reasonably practicable, but in any event within [sixty (60)] days, after the purchase and sale of the Purchased Shares.

        NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.    AGREEMENT TO PURCHASE AND SELL STOCK; OPTION; LOAN CONVERSION; COLLATERAL RELEASE.

          1.1    AGREEMENT TO PURCHASE AND SELL STOCK.    NEL agrees to sell the Purchased Shares to PriceSmart at the Closing (as defined in Section 2), and PriceSmart agrees to purchase the Purchased Shares from NEL at the Closing, for nine thousand three hundred fifty-three (9,353) newly issued shares of PriceSmart Common Stock (the "Issued Shares").

          1.2    NEL LOAN CONVERSION AND RELEASE OF CAPITAL CONTRIBUTION OBLIGATIONS.    NEL agrees to cancel the NEL Notes at the Closing and PriceSmart and PSMT Aruba agree that the aggregate principal amount of two hundred twenty thousand two hundred forty-four United Stated Dollars (USD$220,244) borrowed by PSMT Aruba under the NEL Notes shall be considered a capital contribution by NEL to PSMT Aruba under the Shareholders' Agreement. Upon the conversion of the NEL Notes into a capital contribution and the issuance of the Issued Shares as consideration for the Purchased Shares at the Closing, (1) NEL shall be released by PriceSmart and PSMT Aruba from any further obligation to make capital contributions to PSMT Aruba under the Shareholders' Agreement and (2) NEL shall have released any rights it may have to acquire additional shares of capital stock of PSMT Aruba under the Shareholders' Agreement.

          1.3    OPTION TO PURCHASE REMAINING SHARES.

            (a)  NEL agrees that PriceSmart shall have the right (the "Purchase Option") to purchase the Remaining Shares during the Option Period. On May 25, 2004, the purchase price for the Remaining Shares shall be six hundred seventy-seven thousand two hundred eighty-four United Stated Dollars (USD$677,284), and shall increase thereafter at an annual, non-compounding rate of ten percent (10%), to be calculated upon the basis of a 360-day year and the actual number of days elapsed through the date the purchase price for the Remaining Shares is received by NEL. The form of consideration in which the purchase price is to be paid for the Remaining Shares shall be agreed upon by the Parties at a later date; PROVIDED, HOWEVER, if the Parties have not agreed to the form of consideration prior to the Option Closing (as defined in Section 2), the purchase price for the Remaining Shares shall be paid by PriceSmart to NEL by wire transfer of United States Dollars.

            (b)  PriceSmart may exercise the Purchase Option by delivery of written notice (the "Option Notice") to NEL at any time during the Option Period.

          1.4    RELEASE OF COLLATERAL.    PriceSmart and PSMT Aruba shall use their reasonable best efforts to release the assets of NEL pledged as collateral for the CMB Loan. Such release shall be completed as soon as practicable after the Closing, but in any event within [sixty (60)] days of the Closing. If the assets of NEL pledged as collateral for the CMB Loan have not been released as collateral within [sixty (60)] days of the Closing, PriceSmart and PSMT Aruba shall be required to immediately pay to CMB the outstanding principal amount and any accrued interest due under the CMB Loan.

        2.    CLOSING.    The purchase and sale of the Purchased Shares will take place at the offices of PriceSmart at 4649 Morena Boulevard, San Diego, CA 92117, on June     , 2002, or at such other time and place as PriceSmart and NEL may mutually agree (which time and place are referred to in this Agreement as the "Closing"). The purchase and sale of the Remaining Shares will take place at the offices of PriceSmart at 4649 Morena Boulevard, San Diego, CA 92117, within five (5) business days of receipt of the Option Notice by NEL, or at such other time and place as PriceSmart and NEL may mutually agree (which time and place are referred to in this Agreement as the "Option Closing").

          2.1  At the Closing, NEL will deliver to PriceSmart or its designee (a) a properly endorsed certificate representing the Purchased Shares, and/or any other document(s) required under Aruba law to effectuate the transfer of the Purchased Shares to PriceSmart or its designee, (b) the NEL Notes stamped "canceled" and (c) an executed copy of the Voting Agreement attached hereto as Exhibit A (the "Voting Agreement").

          2.2  At the Closing, PriceSmart will deliver to NEL (a) a certificate representing the Issued Shares, (b) a written resolution of the Board of Directors of PSMT Aruba approving the treatment of the cancellation of the NEL Notes as a capital contribution by NEL to PSMT Aruba under the Shareholders' Agreement in an amount equal to the aggregate principal amount of the NEL Notes and (c) an executed copy of the Voting Agreement.

          2.3  At the Option Closing, NEL will deliver to PriceSmart or its designee a properly endorsed certificate representing the Remaining Shares, and/or any other document(s) required under Aruba law to effectuate the transfer of the Remaining Shares to PriceSmart or its designee.

          2.4  At the Option Closing, PriceSmart will deliver to NEL the purchase price for the Remaining Shares in the form and by the method determined under Section 1.3(a) hereof.

        3.    MUTUAL REPRESENTATIONS AND WARRANTIES.    With respect to the Issued Shares, NEL hereby represents and warrants to PriceSmart, and with respect to the Purchased Shares and the Remaining Shares, PriceSmart hereby represents and warrants to NEL, as follows:

          3.1    PURCHASE FOR OWN ACCOUNT.    The Issued Shares, the Purchased Shares or the Remaining Shares, as the case may be, to be purchased by such Party hereunder will be acquired for investment for such Party's own account, not as a nominee or agent, and not with a view to the resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Such Party also represents that such Party has not been formed for the specific purpose of acquiring the Issued Shares, the Purchased Shares or the Remaining Shares, as the case may be.

          3.2    DISCLOSURE OF INFORMATION.    Such Party has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Issued Shares, the Purchased Shares or the Remaining Shares, as the case may be, to be purchased by such Party under this Agreement. Such Party further has had an opportunity to ask questions and receive answers from PriceSmart, PSMT Aruba or NEL, as the case may be, regarding the terms and conditions of the Issued Shares, the Purchased Shares or the Remaining Shares and to obtain additional information (to the extent PriceSmart, PSMT Aruba or NEL possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to such Party or to which such Party had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by such Party in this Agreement.

          3.3    INVESTMENT EXPERIENCE.    Such Party understands that the purchase of the Issued Shares, the Purchased Shares or the Remaining Shares involves substantial risk. Such Party has experience as an investor in securities of companies in the development stage and acknowledges that such Party is able to fend for itself, can bear the economic risk of such Party's investment in the Issued Shares, the Purchased Shares or the Remaining Shares and has such knowledge and experience in financial or business matters that such Party is capable of evaluating the merits and risks of this investment in the Issued Shares, the Purchased Shares or the Remaining Shares and protecting its own interests in connection with this investment.

          3.4    ACCREDITED INVESTOR STATUS.    Such Party is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

          3.5    RESTRICTED SECURITIES.    NEL understands that the Issued Shares are characterized as "restricted securities" under the Securities Act. NEL further understands that the Issued Shares will be issued in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, NEL represents that it is familiar with Rule 144 ("Rule 144") of the Securities and Exchange Commission (the "Commission") as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. NEL understands that, other than as set forth in Section 8 of this Agreement, PriceSmart is under no obligation to register any of the Issued Shares.

          3.6    LEGEND.    NEL understands that the certificates evidencing the Issued Shares will bear the legend set forth below:

    "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE INVESTOR SHOULD BE AWARE THAT IT MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS."

        The legend set forth above shall be removed by PriceSmart from any certificate evidencing the Issued Shares upon (i) a sale by the holder pursuant to Rule 144 or pursuant to an effective registration statement or (ii) delivery to PriceSmart of an opinion of counsel, reasonably satisfactory to PriceSmart, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which PriceSmart issued the Issued Shares.

        4.    REPRESENTATIONS AND WARRANTIES OF PRICESMART.    PriceSmart hereby represents and warrants to NEL as follows:

          4.1    ORGANIZATION, GOOD STANDING AND QUALIFICATION.    PriceSmart is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. PriceSmart is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          4.2    VALID ISSUANCE OF STOCK.    The Issued Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration provided herein, will be duly and validly issued, fully paid and nonassessable.

          4.3    AUTHORIZATION; ENFORCEABILITY.    All corporate action on the part of PriceSmart and its officers, directors and stockholders, necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of PriceSmart hereunder and the transactions contemplated hereby have been taken or will be taken prior to the Closing or the Option Closing, as the case may be, and this Agreement has been duly executed and delivered by PriceSmart and constitutes a valid and legally binding obligation of PriceSmart, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally; (ii) the effect of rules of law governing the availability of equitable remedies; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

          4.4    NONCONTRAVENTION.    The execution, delivery and performance by PriceSmart of this Agreement will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under (i) any provision of PriceSmart's certificate of incorporation or bylaws as they shall be in effect; (ii) any provision of any judgment, decree or order to which PriceSmart is a party or by which it is bound; (iii) any material contract, obligation or commitment to which PriceSmart is a party or by which it is bound; or (iv) any statute, rule or governmental regulation applicable to PriceSmart.

          4.5    ACCURACY OF EXCHANGE ACT REPORTS.    PriceSmart has timely filed all reports required to be filed by PriceSmart under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such reports filed by PriceSmart in the preceding twelve (12) months contain all statements required to be stated therein in accordance with the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        5.    REPRESENTATIONS AND WARRANTIES OF NEL.    NEL hereby represents and warrants to PriceSmart as follows:

          5.1    ORGANIZATION, GOOD STANDING AND QUALIFICATION.    NEL is a company duly organized, validly existing and in good standing under the laws of Nevis and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. NEL is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

          5.2    AUTHORIZATION; ENFORCEABILITY.    All action on the part of NEL necessary for its authorization, execution and delivery of this Agreement and the performance of all obligations of NEL hereunder have been taken or will be taken prior to the Closing or the Option Closing, as the case may be. This Agreement has been duly executed and delivered by NEL and this Agreement constitutes a valid and legally binding obligation of NEL, enforceable against it in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally; (ii) the effect of rules of law governing the availability of equitable remedies; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy or prohibited by law.

          5.3    NONCONTRAVENTION.    The execution, delivery and performance by NEL of this Agreement will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under (i) any provision of NEL's certificate of incorporation, bylaws or other governing documents as they shall be in effect; (ii) any provision of any judgment, decree or order to which NEL is a party or by which it is bound; (iii) any material contract, obligation or commitment to which NEL is a party or by which it is bound; or (iv) any applicable statute, rule or governmental regulation.

          5.4    TITLE TO PURCHASED SHARES.    NEL owns exactly eighty thousand (80,000) shares of capital stock of PSMT Aruba of which sixty thousand shares (60,000) represent the Purchased Shares and twenty thousand (20,000) shares represent the Remaining Shares, all of which are free and clear of all liens, encumbrances and any liabilities, except as may be created hereby. Other than the Purchased Shares, the Remaining Shares and the NEL Notes, NEL owns no shares of capital stock of, or any other interest in, PSMT Aruba. In addition, NEL has no options, warrants or other rights to acquire shares of capital stock of, or any other interest in, PSMT Aruba. Following the Closing, NEL will have transferred all of its right, title and interest in PSMT Aruba, other than the Remaining Shares, to PriceSmart.

        6.    ADDITIONAL PROVISIONS REGARDING THE ISSUED SHARES.

          6.1    FURTHER LIMITATIONS ON DISPOSITION.    Without in any way limiting the representations set forth above, NEL further agrees not to make any disposition of all or any portion of the Issued Shares unless and until:

            (a)  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

            (b)  NEL shall have notified PriceSmart of the proposed disposition and shall have furnished PriceSmart with a statement of the circumstances surrounding the proposed disposition, and NEL shall have furnished PriceSmart, at NEL's expense, with an opinion of counsel, reasonably satisfactory to PriceSmart, that such disposition will not require registration of such securities under the Securities Act.

        Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required: (i) for any transfer of any Issued Shares in compliance with Rule 144 or (ii) for any transfer of any Issued Shares by a Party that is a partnership or a corporation to (A) a partner of such partnership or shareholder of such corporation, (B) a retired partner of such partnership who retires after the date hereof or (C) the estate of any such partner or shareholder, or (iii) for the transfer by gift, will or intestate succession by any Party to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 6.1 to the same extent as if the transferee were an original Party hereunder.

        7.    CONDITIONS TO CLOSING.

          7.1    CONDITIONS TO OBLIGATIONS OF PRICESMART AT CLOSING.    PriceSmart's obligation to purchase the Purchased Shares at the Closing or the Remaining Shares at the Option Closing, is subject to the fulfillment to PriceSmart's satisfaction, on or prior to the Closing or the Option Closing, as the case may be, of all of the following conditions, any of which may be waived by PriceSmart:

            (a)    REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS.    The representations and warranties made by NEL in Sections 3 and 5 hereof shall be true and correct in all material respects at the Closing or the Option Closing, as the case may be, with the same force and effect as if they had been made on and as of the date thereof, and NEL shall have performed and complied in all material respect with all obligations and conditions herein required to be performed or complied with by it on or prior to the Closing or the Option Closing, as the case may be, and a certificate duly executed by an officer of NEL, to the effect of the foregoing, shall have been delivered to PriceSmart.

            (b)    QUALIFICATIONS, LEGAL INVESTMENT.    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale and issuance of the Purchased Shares and the Issued Shares shall have been duly obtained and shall be effective on and as of the Closing. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale and issuance of the Remaining Shares shall have been duly obtained and shall be effective on and as of the Option Closing. At the time of the Closing, the sale and issuance of the Purchased Shares and the Issued Shares shall be legally permitted by all laws and regulations to which PriceSmart, PSMT Aruba and NEL are subject. At the time of the Option Closing, the sale and issuance of the Remaining Shares shall be legally permitted by all laws and regulations to which PriceSmart, PSMT Aruba and NEL are subject.

            (c)    OPINION OF COUNSEL.    PriceSmart shall have received an opinion of counsel (of its choice) confirming: (i) that all documents have been executed and all other acts and formalities have been properly complied with, pursuant to any applicable law and regulation, to effectuate the transfer of NEL's right, title and interest in the Purchased Shares or the Remaining Shares, as the case may be, to PriceSmart (or to any of its subsidiaries); and (ii) that 90% or 100% ownership, as the case may be, of PSMT Aruba by PriceSmart (or any of its subsidiaries) does not violate any law or regulation of any applicable jurisdiction.

            (d)    NEL DELIVERIES.    NEL shall have made the Closing deliveries contemplated by Section 2.1 hereof or the Option Closing deliveries contemplated by Section 2.3 hereof, as the case may be.

          7.2    CONDITIONS TO OBLIGATIONS OF NEL AT CLOSING.    The obligations of NEL to sell the Purchased Shares to be sold at the Closing or the Remaining Shares to be sold at the Option Closing is subject to the fulfillment, to NEL's satisfaction, on or prior to the Closing or the Option Closing, as the case may be, of the following conditions, any of which may be waived by NEL:

            (a)    REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE OF OBLIGATIONS.    The representations and warranties made by PriceSmart in Sections 3 and 4 hereof shall be true and correct in all material respects at the date of the Closing or the Option Closing, as the case may be, with the same force and effect as if they had been made on and as of the date thereof. PriceSmart shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or before the Closing or the Option Closing, as the case may be, and a certificate duly executed by an officer of PriceSmart, to the effect of the foregoing, shall be delivered to NEL.

            (b)    QUALIFICATIONS, LEGAL INVESTMENT.    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale and issuance of the Purchased Shares and the Issued Shares shall have been duly obtained and shall be effective on and as of the Closing. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state or country that are required in connection with the lawful sale and issuance of the Remaining Shares shall have been duly obtained and shall be effective on and as of the Option Closing. At the time of the Closing the sale and issuance of the Purchased Shares and the Issued Shares shall be legally permitted by all laws and regulations to which PriceSmart, PSMT Aruba and NEL are subject. At the time of the Option Closing the sale and issuance of the Remaining Shares shall be legally permitted by all laws and regulations to which PriceSmart, PSMT Aruba and NEL are subject.

            (c)    PRICESMART DELIVERIES.    PriceSmart shall have made the Closing deliveries contemplated by Section 2.2 hereof or the Option Closing deliveries contemplated by Section 2.4 hereof, as the case may be.

        8.    REGISTRATION STATEMENT FOR RESALE OF THE ISSUED SHARES.

          8.1    SHELF REGISTRATION STATEMENT.    As promptly as practicable but in no event later than thirty (30) days after the Closing, PriceSmart will prepare and file with the Commission a registration statement under the Securities Act registering all of the Issued Shares sold to NEL pursuant to this Agreement for resale to the public by NEL pursuant to such registration statement (the "Shelf Registration Statement") and the prospectus included therein, free and clear of any restrictions under the Securities Act except for prospectus delivery requirements. For purposes of this Section 8, the term "Issued Shares" shall be deemed to include shares of PriceSmart Common Stock issued as a dividend or other distribution with respect to or in replacement of the Issued Shares. PriceSmart shall use all reasonable efforts to cause the Shelf Registration Statement to become effective as promptly as practicable thereafter and, subject to Sections 8.2(b) and 8.3, to remain effective until the earlier of (i) two years from the Closing and (ii) such time as the Issued Shares may be freely sold to the public without registration and without regard to volume or manner of sale (the "Registration Period").

          8.2    PRICESMART OBLIGATIONS.    In connection with the registration of the Issued Shares pursuant to this Section 8, PriceSmart shall do the following:

            (a)  Prepare and deliver to NEL as many copies of the Prospectus (as hereafter defined) as NEL may reasonably request;

            (b)  Use its best efforts to comply with all requirements imposed upon it by the Securities Act, by the Exchange Act and by the undertakings in any registration statement filed pursuant to this Section 8 (any such registration statement, including the Shelf Registration Statement, the "Registration Statement") so far as is necessary to permit the continuance of resales of the Issued Shares by NEL to the public, free and clear of any restrictions under the Securities Act except for prospectus delivery requirements. If, at any time during the Registration Period, an event shall occur which makes it necessary to amend or supplement the Registration Statement or the Prospectus to comply with law or with the rules and regulations of the Commission, PriceSmart shall promptly notify NEL of the proposed amendment or supplement and promptly prepare and furnish to NEL such number of copies of an amended or supplemented Registration Statement and/or Prospectus that complies with law and with such rules and regulations as NEL may reasonably request. NEL shall suspend its sales of the Issued Shares pending the preparation and delivery of such amendment or supplement and until such time as each such amendment or amendments to the Registration Statement have been declared effective by the Commission. PriceSmart authorizes NEL, and any brokers or dealers effecting sales of the Issued Shares for the account of NEL, to use the Prospectus, as from time to time amended or supplemented, in connection with the sale of the Issued Shares in accordance with applicable provisions of the Securities Act and state securities laws. For purposes of this Agreement, the term "Prospectus" means the final prospectus relating to the Issued Shares most recently included in the Registration Statement or filed by PriceSmart pursuant to Rule 424 of the Securities Act and any amendments or supplements thereto filed by PriceSmart pursuant to Rule 424 of the Securities Act and shall include all documents or information incorporated in any such prospectus by reference;

            (c)  Promptly advise NEL (i) when any post-effective amendment of the Registration Statement is filed with the Commission and when any post-effective amendment becomes effective; (ii) of any request made by the Commission for any amendment of or supplement to the Registration Statement or the Prospectus or for additional information relating thereto; (iii) of any suspension or threatened suspension of the use of any Prospectus in any state; and (iv) of any proceedings commenced or threatened to be commenced by the Commission or any state securities commission that would result in the issuance of any stop order or other order or suspension of use. PriceSmart agrees to use its reasonable efforts to prevent or promptly remove any stop order or other order preventing or suspending the use of the Prospectus during the Registration Period and to comply with any such request by the Commission to amend or supplement the Prospectus;

            (d)  Take such action as shall be necessary to qualify and maintain the qualification of the Issued Shares covered by such registration under such state securities or "blue sky" laws for offers and sales to the public during the Registration Period as NEL shall reasonably request; PROVIDED, HOWEVER, that PriceSmart shall not be obligated to qualify as a foreign corporation to do business under the laws of or become subject to taxation in, any jurisdiction in which it shall not be then qualified, or to file any general consent to service of process;

            (e)  Permit counsel designated by NEL to review the Registration Statement and all amendments and supplements thereto a reasonable time prior to their filing with the Commission;

            (f)    Provide a transfer agent and registrar, which may be a single entity, for the Issued Shares not later than the effective date of the Registration Statement;

            (g)  Prepare and file with the Commission, at the request of NEL, such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection therewith as may be reasonably necessary or appropriate to change the plan of distribution set forth in the Registration Statement; and

            (h)  Cause the Issued Shares to be registered pursuant to Section 12(b) or 12(g) of the Exchange Act and continually quoted or listed, subject to notice of issuance, on the Nasdaq National Market or a national securities exchange, if such exchange is the principal market on which the Issued Shares are traded, and not subject to any restriction or suspension from trading on the Nasdaq National Market or such national securities exchange; PROVIDED, HOWEVER, that PriceSmart may deregister PriceSmart Common Stock registered pursuant to Section 12(b) or 12(g) of the Exchange Act if such deregistration is in connection with a merger, dissolution or other transaction in which the stockholders of PriceSmart receive prior to such deregistration either cash or securities that are listed on the Nasdaq National Market or a national securities exchange or some combination of cash and such securities; PROVIDED, FURTHER, that PriceSmart may delist the Issued Shares from trading on the Nasdaq National Market or national securities exchange if PriceSmart is concurrently listing such stock on the New York Stock Exchange or the American Stock Exchange.

            (i)    With a view to making available to NEL the benefits of certain rules and regulations of the Commission that at any time permit the sale of the Issued Shares to the public without registration, PriceSmart agrees to:

              (i)    make and keep public information available, as those terms are understood and defined in Rule 144;

              (ii)  file with the Commission in a timely manner all reports and other documents required of PriceSmart under the Exchange Act; and

              (iii)  so long as NEL owns any unregistered Issued Shares, furnish to NEL upon any reasonable request a written statement by PriceSmart as to its compliance with the public information requirements of Rule 144, and of the Exchange Act, a copy of the most recent annual or quarterly report of PriceSmart, and the other Commission reports and documents of PriceSmart as NEL may reasonably request in availing itself of any rule or regulation of the Commission allowing an NEL to sell any Issued Shares without registration (excluding any reports or documents of PriceSmart that PriceSmart, in its sole discretion, deems confidential).

          8.3    RESTRICTIONS ON REGISTRATIONS.    If at any time or from time to time after the effective date of the Registration Statement, PriceSmart notifies NEL in writing of the existence of a Potential Material Event (as defined below), NEL shall not offer or sell any Issued Shares or engage in any other transaction involving or relating to Issued Shares from the time of the giving of notice with respect to a Potential Material Event until NEL receives written notice from PriceSmart that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. If a Potential Material Event shall occur prior to the date the Registration Statement is filed, then notwithstanding Section 8.1, PriceSmart's obligation to file the Registration Statement shall be delayed without penalty until such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event. "Potential Material Event" means any of the following: (i) the possession by PriceSmart of material information not ripe for disclosure in the Registration Statement, as determined in good faith by the Chief Executive Officer or the Board of Directors of PriceSmart that disclosure of such information in the Registration Statement would be detrimental to the business and affairs of PriceSmart; or (ii) any material engagement or activity by PriceSmart which would, in the good faith determination of the Chief Executive Officer or the Board of Directors of PriceSmart, be adversely affected by disclosure in the Registration Statement at such time, which determination shall be accompanied by a good faith determination by the Chief Executive Officer or the Board of Directors of PriceSmart that the Registration Statement would be materially misleading absent the inclusion of such information. In no event shall the suspension of the Registration Statement (or the permissible delay in filing the Registration Statement) exceed ninety (90) days as a result of a Potential Material Event.

          8.4    CERTAIN OBLIGATIONS OF INVESTOR.    In connection with the registration of the Issued Shares pursuant to this Section 8:

            (a)  NEL shall cooperate as reasonably requested by PriceSmart with PriceSmart in connection with the preparation of the Registration Statement, and for so long as PriceSmart is obligated to file and keep effective the Registration Statement, shall provide to PriceSmart, in writing, for use in the Registration Statement, all such information regarding NEL and its plan of distribution of the Issued Shares as may be reasonably necessary to enable PriceSmart to prepare the Registration Statement and the Prospectus, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

            (b)  NEL agrees to promptly furnish additional information required to be disclosed in order to make the information previously furnished to PriceSmart by NEL not materially misleading. NEL agrees to furnish all such information and to cooperate with and provide assistance to PriceSmart, as PriceSmart may reasonably request, in connection with any registration and sale of the Issued Shares.

            (c)  NEL hereby covenants with PriceSmart not to make any sale of the Issued Shares without effectively causing the prospectus delivery requirements under the Securities Act to be satisfied unless the sale is made pursuant to an exemption from registration.

            (d)  NEL acknowledges and agrees that the Issued Shares sold pursuant to the Registration Statement are not transferable on the books of PriceSmart unless the stock certificate submitted to the transfer agent evidencing the Issued Shares is accompanied by a certificate reasonably satisfactory to PriceSmart to the effect that (i) the Issued Shares have been sold in accordance with this Agreement and the Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.

            (e)  NEL is hereby advised that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to sales of the Issued Shares offered pursuant to the Registration Statement and agrees not to take any action with respect to any distribution deemed to be made pursuant to the Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

            (f)    At the end of the Registration Period, NEL shall discontinue sales of Issued Shares pursuant to the Shelf Registration Statement upon receipt of notice from PriceSmart of its intention to remove from registration the Issued Shares covered thereby which remain unsold, and NEL shall promptly notify PriceSmart of the number of Issued Shares registered that remain unsold immediately upon receipt of the notice from PriceSmart.

          8.5    INDEMNIFICATION OF NEL.    PriceSmart shall indemnify, defend and hold harmless NEL, its officers and its directors and any controlling persons of NEL against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which NEL or any such persons may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent that any such untrue statement or omission is based upon written information supplied by NEL or by any of its representatives for use in such Registration Statement; PROVIDED, HOWEVER, this indemnity agreement shall not inure to the benefit of NEL on account of any loss, claim, damage, liability or action arising from the sale of the Issued Shares to any person if NEL fails to send or give a copy of the Prospectus (as amended or supplemented) to such person.

          8.6    INDEMNIFICATION OF PRICESMART.    NEL shall indemnify, defend and hold harmless PriceSmart, its officers and its directors and any controlling persons of PriceSmart against and in respect of any losses, claims, damages or liabilities, joint or several (including legal or other fees and expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage or liability) to which PriceSmart or any such persons may become subject under the Securities Act or otherwise insofar as such losses, claims, damages or liabilities (or actions with respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only in each case to the extent that any such untrue statement or omission is based upon written information supplied by NEL or its representatives for use in such Registration Statement; PROVIDED that in no event shall any indemnification obligation on the part of NEL under this Section 8.6 exceed the net proceeds from the offering received by NEL.

          8.7    CONTRIBUTION.    If for any reason the indemnification provided for in the preceding Sections 8.5 or 8.6 is unavailable to an indemnified party as contemplated by such clauses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations; PROVIDED that in no event shall any contribution obligation on the part of NEL under this Section 8.7 exceed the net proceeds from the offering received by NEL.

          8.8    PROCEDURE FOR INDEMNIFICATION.    The procedure for indemnification under this Section 8 shall be as follows:

            (a)    NOTICE.    The indemnified party shall promptly give notice to the indemnifying party of any pending or threatened claim giving rise to indemnification under Sections 8.5 or 8.6 (a "Claim"), specifying the factual basis for the Claim and the approximate amount thereof.

            (b)    CONTROL OF CLAIM AND SETTLEMENT.    With respect to any Claim as to which a person is entitled to indemnification hereunder, the indemnifying party shall have the right at its own expense to participate in or assume control of the defense of the Claim, and the indemnified party shall cooperate fully with the indemnifying party, subject to reimbursement for actual out-of-pocket expenses incurred by the indemnified party as the result of a request by the indemnifying party; PROVIDED, HOWEVER, that such indemnifying party shall not be entitled to assume such defense and an indemnified party shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the indemnified party and the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified party and any other party represented by such counsel in such proceeding or the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and any such indemnified party reasonably determines that there may be legal defenses available to such indemnified party which are in conflict with those available to such indemnifying party. If the indemnifying party elects to assume control of the defense of any Claim, the indemnified party shall have the right to participate in the defense of the Claim at its own expense. If the indemnifying party does not elect to assume control or otherwise participate in the defense of any Claim, it shall be bound by the results obtained by the indemnified party with respect to the Claim. No indemnifying party shall be liable for any settlement effected without its written consent, not to be unreasonably withheld or delayed.

            (c)    SURVIVAL.    Notwithstanding any other provision of this Agreement, the indemnification and contribution obligations of the parties hereunder shall survive indefinitely.

          8.9    EXPENSES.    PriceSmart shall pay all expenses incident to the registration of the Issued Shares under this Section 8, including without limitation, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel for PriceSmart and its independent public accountants. With respect to sales of the Issued Shares, NEL shall pay all underwriting discounts and commissions and fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to any resale of the Issued Shares by NEL, and transfer taxes, if any.

          8.10    COMPLIANCE.    NEL will observe and comply with the Securities Act, the Exchange Act and the general rules and regulations thereunder, as now in effect and as from time to time amended and including those hereafter enacted or promulgated, in connection with any offer, sale, pledge, transfer or other disposition of the Issued Shares or any part thereof.

        9.    MISCELLANEOUS.

          9.1    SURVIVAL OF WARRANTIES.    The representations, warranties and covenants of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of one (1) year with respect to the transactions completed at the Closing and shall survive the execution and delivery of this Agreement and the Option Closing for a period of one (1) year with respect to the transactions completed at the Option Closing, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of PriceSmart or NEL, as the case may be.

          9.2    SUCCESSORS AND ASSIGNS.    Neither Party shall assign or transfer any of its rights or obligations under this Agreement without the other Party's prior written consent which shall not be unreasonably withheld, except that PriceSmart may assign its rights hereunder to any subsidiary without the consent of any other Party and except NEL may assign its rights under Section 8 hereof to any person or entity to whom NEL transfers at least twenty-five percent (25%) of the Issued Shares. Subject to the restrictions on assignment set forth in this Section 9.2, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

          9.3    GOVERNING LAW.    This Agreement shall be governed by and construed under the internal laws of the State of California, U.S.A. as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of law.

          9.4    COUNTERPARTS.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.5    HEADINGS.    The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

          9.6    NOTICES.    Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be mailed, telecopied, sent by overnight courier or delivered to the Party to receive such notice at the address specified on the signature page hereto or at such other address as any Party may designate by giving ten (10) days advance written notice to all other Parties. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the courier, or transmitted by telecopier with confirmation of transmission, respectively.

          9.7    NO FINDER'S FEES.    PriceSmart and NEL represent that they neither are, nor will be, obligated for any finder's or broker's fee or commission in connection with this transaction. NEL agrees to indemnify and to hold harmless PriceSmart from any liability for any commission or compensation in the nature of a finders' or broker's fee (and any asserted liability) for which NEL is responsible. PriceSmart agrees to indemnify and hold harmless NEL from any liability for any commission or compensation in the nature of a finder's or broker's fee (and any asserted liability) for which PriceSmart or any of its officers, employees or representatives is responsible.

          9.8    AMENDMENTS AND WAIVERS.    Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of PriceSmart and NEL. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Issued Shares at the time outstanding, each future holder of such securities, and PriceSmart.

          9.9    EXPENSES AND TAXES.    Each of the Parties shall pay its own fees and expenses incurred in entering into this Agreement. Transfer taxes are to be paid by the entity responsible under the law. If any arbitration or other action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          9.10    SEVERABILITY.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          9.11    ENTIRE AGREEMENT.    This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the Parties with respect to the subject matter hereof.

          9.12    FURTHER ASSURANCES.    From and after the date of this Agreement, upon the request of any of the Parties, the other Parties shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          9.13    ARBITRATION.    All disputes and claims concerning the validity, interpretation, performance, termination and/or breach of this Agreement shall be referred for final resolution to arbitration in Miami, Florida, U.S.A. under the UNCITRAL Rules ("Rules") as administered by the American Arbitration Association. The Parties hereby agree that arbitration hereunder shall be the Parties' exclusive remedy and that the arbitration decision and award, if any, shall be final, binding upon, and enforceable against, the Parties, and may be confirmed by the judgment of a court of competent jurisdiction. In the event of any conflict between the Rules and this Section, the provisions of this Section shall govern.

          9.14    CONFIDENTIALITY.    The Parties agree not to disclose the price and related terms of the purchase and sale affected hereby, unless disclosure of the same is required by any applicable law.

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PriceSmart, Inc., a Delaware corporation		Nithyananda Ent. Ltd., an Nevis company
/s/ GILBERT A. PARTIDA		/s/
Name:	Gilbert A. Partida	Name:
Title:	Chief Executive Officer	Title:
Address for Notice:		Address for Notice:
4649 Morena Boulevard San Diego, CA 92117 Telecopy: (858) 581-4707		P.O. Box 624, Curagua
Attn: General Counsel

Island Food and Distributors, N.V., an Aruba limited liability company
/s/ ASHOK RAMCHANDANI
Name:	Mr. Ashok Ramchandani
Title:	Managing Director

Address for Notice: Fergusonstraat #103

EXHIBIT A

FORM OF VOTING AGREEMENT

        This Voting Agreement (the "Agreement") is made as of June    , 2002 by and among PriceSmart, Inc., a Delaware corporation (the "PriceSmart"), and Nithyananda Ent. Ltd., an Aruba company ("NEL").

RECITALS

        PriceSmart, Island Food and Distributors, N.V., an Aruba limited liability company ("PSMT Aruba"), and NEL have entered into a Stock Purchase Agreement (the "Purchase Agreement") dated June    , 2002 pursuant to which NEL has agreed to sell to PriceSmart and PriceSmart has agreed to purchase from NEL shares of capital stock of PSMT Aruba. A condition to NEL's obligations under the Purchase Agreement is that PriceSmart and NEL enter into this Agreement for the purpose of setting forth the terms and conditions pursuant to which PriceSmart and NEL shall vote their shares of PSMT Aruba's voting stock in favor of a certain designee to the Board of Directors of PSMT Aruba (the "Board of Directors"). PriceSmart and NEL each desire to facilitate the voting arrangements set forth in this Agreement, and the sale and purchase of shares of capital stock of PSMT Aruba pursuant to the Purchase Agreement, by agreeing to the terms and conditions set forth below.

AGREEMENT

        The parties agree as follows:

        1.    Election of Chairman.

          1.1.    Election of Chairman.    During the term of this Agreement, at each annual meeting of the shareholders of PSMT Aruba, or at any meeting of the shareholders of PSMT Aruba at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent, PriceSmart and NEL agree to vote or act with respect to their shares so as to elect Ashok Ramchandani ("Ramchandani") to be Chairman of the Board of Directors. PriceSmart further agrees that during the term of this Agreement it will cause its designees on the Board of Directors to vote to elect Ramchandani Chairman of the Board of Directors and to nominate Ramchandani for election at future meetings of the shareholders of PSMT Aruba.

          1.2.    Appointment Following Resignation, Death, Incapacity or Disqualification.    In the event of the resignation, death, incapacity or disqualification of Ramchandani, the remaining members of the Board of Directors shall promptly nominate a new director, and, after written notice of the nomination has been given by the Board of Directors to PriceSmart and NEL, PriceSmart and NEL shall vote their shares of capital stock of PSMT Aruba to elect such nominee to the Board of Directors.

          1.3.    Duties as Chairman.    At each annual meeting of the shareholders of PSMT Aruba, or at any meeting of the shareholders of PSMT Aruba at which amendments to the governing documents of PSMT Aruba may be voted upon, or whenever amendments to the governing documents of PSMT Aruba are to be voted upon by written consent, PriceSmart and NEL agree to vote or act with respect to their shares so as to allow the duties of the Chairman of the Board of Directors to be limited solely to presiding at all meetings of the shareholders and the Board of Directors and to exercising and performing such other powers and duties as may be from time to time assigned to him by the Board of Directors, which duties and powers shall not in any way restrict a majority of the Board of Directors from calling meetings of the shareholders or the Board of Directors, or setting the agenda for such meetings.

        2.    Additional Representations and Covenants.

          2.1.    No Revocation.    The voting agreements contained herein are coupled with an interest and may not be revoked during the term of this Agreement.

          2.2.    Legends.

            (a)  Each certificate representing shares of PSMT Aruba's capital stock held by PriceSmart or NEL or any assignee of PriceSmart or NEL shall bear the following legend:

    "THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY (A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT."

            (b)  Each of PriceSmart and NEL shall submit their certificates representing shares of capital stock of PSMT Aruba to PSMT Aruba promptly after the Closing (as defined in the Purchase Agreement) to have the legend set forth in Section 2.2(a) hereof affixed thereto.

        3.    Termination.

          3.1.    Termination Event.    This Agreement shall terminate upon the sale of any of the Remaining Shares (as defined in the Purchase Agreement) by NEL.

          3.2.    Removal of Legend.    At any time after the termination of this Agreement in accordance with Section 3.1, any holder of a stock certificate legended pursuant to Section 2.2 may surrender such certificate to PSMT Aruba for removal of the legend, and PSMT Aruba will duly reissue a new certificate without the legend.

        4.    Miscellaneous.

          4.1.    Successors and Assigns.    No party shall assign or transfer any of its rights or obligations under this Agreement without the other parties' prior written consent, except that PriceSmart may assign its rights hereunder to any subsidiary without the consent of any other party. Subject to the restrictions on assignment set forth in this Section 4.1, this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          4.2.    Amendments and Waivers.    Any term hereof may be amended or waived only with the written consent of PriceSmart and NEL. Any amendment or waiver effected in accordance with this Section 4.2 shall be binding upon PriceSmart and NEL, and each of their respective successors and assigns.

          4.3.    Notices.    Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be mailed, telecopied, sent by overnight courier or delivered to the party to receive such notice at the address specified on the signature page hereto or at such other address as any party may designate by giving ten (10) days advance written notice to all other parties. All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the courier, or transmitted by telecopier with confirmation of transmission, respectively.

          4.4.    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

          4.5.    Governing Law.    This Agreement shall be governed by and construed under the internal laws of the State of California, U.S.A. as applied to agreements among California residents entered into and to be performed entirely within California, without reference to principles of conflict of laws or choice of law.

          4.6.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          4.7.    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          4.8.    Entire Agreement.    This Agreement, together with all exhibits and schedules hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

          4.9.    Attorneys' Fees.    If any arbitration or other action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          4.10.    Arbitration.    All disputes and claims concerning the validity, interpretation, performance, termination and/or breach of this Agreement shall be referred for final resolution to arbitration in Miami, Florida, U.S.A. under the UNCITRAL Rules ("Rules") as administered by the American Arbitration Association. The parties hereby agree that arbitration hereunder shall be the parties' exclusive remedy and that the arbitration decision and award, if any, shall be final, binding upon, and enforceable against, the parties, and may be confirmed by the judgment of a court of competent jurisdiction. In the event of any conflict between the Rules and this Section, the provisions of this Section shall govern.

  [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PriceSmart, Inc., a Delaware corporation		Nithyananda Ent. Ltd., an Aruba company

Name:	Allan Youngberg Chief Financial Officer	Name:	Ashok Ramchandani
Address for Notice:		Address for Notice:
4649 Morena Boulevard San Diego, CA 92117 Telecopy: (858) 581-4707
Attn: General Counsel

QuickLinks

STOCK PURCHASE AGREEMENT by and among PRICESMART, INC., ISLAND FOOD AND DISTRIBUTORS, N.V. and NITHYANANDA ENT. LTD.
EXHIBIT A FORM OF VOTING AGREEMENT
RECITALS
AGREEMENT